Exhibit 3.10


                                   RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                                   [Company]



                  FIRST: The name of the Corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND : The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Business Corporation Act of Illinois, as amended, including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  THIRD: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  FOURTH: The address of the registered agent of the Corporation is 208 South LaSalle Street, Chicago, Illinois 60604. The name of the registered agent at that address is CT Corporation System.